Exhibit 99.1

SYSCO REPORTS FIRST QUARTER FISCAL 2020 RESULTS

HOUSTON, November 4, 2019 - Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week first fiscal quarter ended September 28, 2019.

First Quarter Fiscal 2020 Highlights

•	Sales increased 0.6% to $15.3 billion

•	Gross profit increased 1.4% to $2.9 billion; gross margin increased 15 basis points

•	Operating income increased 6.4% to $668.3 million; adjusted¹ operating income increased 7.3% to $741.9 million

•	EPS increased $0.06 to $0.87; adjusted¹ EPS increased $0.08 to $0.98

“We saw improved financial results in the first quarter with adjusted operating income growth that was in line with our expectations, as we remain focused on accelerating local case growth and maintaining our strong track record of expense management,” said Tom Bené, Sysco’s chairman, president and chief executive officer. “As we look forward to celebrating our 50th anniversary this fiscal year, we remain committed to meeting the changing needs of our customers and supporting their continued growth.”

First Quarter Fiscal 2020 Results

U.S. Foodservice Operations

Sales for the first quarter were $10.7 billion, an increase of 2.5% compared to the same period last year. Local case volume within U.S. Broadline operations grew 1.5% for the first quarter, of which 1.4% was organic, while total case volume within U.S. Broadline operations grew 0.5%, of which 0.4% was organic.

¹

Earnings Per Share (EPS) are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring costs, acquisition-related costs, and transformational project costs. Reconciliations of all non-GAAP measures are included in this release.

Gross profit increased 2.6% to $2.1 billion, and gross margin increased 2 basis points to 20.1%, compared to the same period last year. Food cost inflation was 2.9% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the meat, produce, dairy and poultry categories.

Operating expenses increased $9.0 million, or 0.7%, compared to the same period last year. Adjusted operating expenses increased $4.9 million, or only 0.4%.

Operating income was $861.4 million, an increase of $45.6 million, or 5.6%, compared to the same period last year. Adjusted operating income was $865.5 million, an increase of $49.8 million, or 6.1%, compared to the same period last year.

International Foodservice Operations

Sales for the first quarter were $2.9 billion, a decrease of 0.3% compared to the same period last year. On a constant currency basis, sales for the first quarter were $3.0 billion, an increase of 3.0% compared to the same period last year. Foreign exchange rates negatively affected International Foodservice Operations sales by 3.3% and total Sysco sales by 0.6% during the quarter.

Gross profit decreased 1.7% to $605.2 million, and gross margin decreased 29 basis points to 20.8%, compared to the same period last year. On a constant currency basis, gross profit increased 2.1% to $628.2 million. Foreign exchange rates negatively affected International Foodservice Operations gross profit by 3.7% and total Sysco gross profit by 0.8% during the quarter.

Operating expenses increased $1.7 million, or 0.3%, compared to the same period last year. Adjusted operating expenses decreased $13.9 million, or 2.7%, compared to the same period last year. On a constant currency basis, adjusted operating expenses increased $6.8 million, or 1.3%, compared to the same period last year. Foreign exchange rates positively affected International Foodservice Operations operating expense by 4.0% and total Sysco operating expense by 0.9% during the quarter.

Operating income was $54.8 million, a decrease of $12.0 million, or 17.9%, compared to the same period last year. Adjusted operating income was $99.0 million, an increase of $3.6 million, or 3.8%, compared to the same period last year. On a constant currency basis, adjusted operating income was $101.3 million, an increase of $5.9 million, or 6.2%, compared to the same period last year. Foreign exchange rates negatively affected International Foodservice Operations operating income by 2.4% and total Sysco operating income by 0.3% during the quarter.

Capital Spending and Cash Flow

Cash flow from operations was $171.6 million for the first 13 weeks of fiscal 2020, which was $99.6 million lower compared to the prior year period. Free cash flow¹ for the first 13 weeks of fiscal 2020 was $0.8 million, which was $169.9 million lower compared to the prior year period. The decrease in free cash flow was driven by a combination of an increase in working capital and higher capital spending during the first quarter. However, the company continues to expect strong cash flow for the full fiscal year 2020.

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $170.8 million for the first 13 weeks of fiscal 2020, which was $70.3 million higher compared to the prior year period.

Conference Call & Webcast

Sysco will host a conference call to review the Company’s first quarter fiscal 2020 financial results on Monday, November 4, 2019, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

¹

Free cash flow is a non-GAAP measure that represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Reconciliations for all non-GAAP measures are included in this release.

Key Highlights:

	13-Week Period Ended
	September 28, 2019	September 29, 2018	Change
Financial Comparison:
Sales	$15.3 billion	$15.2 billion	0.6%
Gross profit	$2.9 billion	$2.9 billion	1.4%
Gross Margin	19.23%	19.08%	15 bps

GAAP:
Operating expenses	$2.3 billion	$2.3 billion	— %
Certain Items	$73.6 million	$63.5 million	15.9%
Operating Income	$668.3 million	$628.1 million	6.4%
Operating Margin	4.37%	4.13%	24 bps
Net Earnings	$453.8 million	$431.0 million	5.3%
Diluted Earnings Per Share	$0.87	$0.81	7.4%

Non-GAAP (1):
Operating Expenses	$2.2 billion	$2.2 billion	-0.5%
Operating Income	$741.9 million	$691.7 million	7.3%
Operating Margin	4.85%	4.55%	30 bps
Net Earnings	$510.3 million	$479.2 million	6.5%
Diluted Earnings Per Share (2)	$0.98	$0.91	8.6%

Case Growth:
U.S. Broadline	0.5%	5.7%
Local	1.5%	5.2%

Sysco Brand Sales as a % of Cases:
U.S. Broadline	38.76%	38.40%	36 bps
Local	47.67%	47.46%	20 bps

Note:

(1)	A reconciliation of non-GAAP measures is included in this release.
(2)	Individual components in the table above may not sum to the totals due to the rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 69,000 associates, the company operates more than 320 distribution facilities worldwide and serves more than 650,000 customer locations. For fiscal 2019 that ended June 29, 2019, the company generated sales of more than $60 billion. Information about our CSR program, including Sysco’s 2018 Corporate Social Responsibility Report, can be found at csr2018report.sysco.com.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the first quarter of fiscal 2020 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include: our expectations that our investments in technology and our business will allow for future growth and exceptional customer service; our expectations regarding our recruiting, onboarding and retention initiatives; our expectations regarding initiatives that will drive cost improvement and enhance customer service, including (i) the Finance Transformation Roadmap and our expectation that we will receive financial benefits from this initiative during fiscal 2020 and beyond, (ii) Smart Spending and our expectation that we will receive financial benefits from this initiative during fiscal 2020 and beyond, (iii) Canadian Regionalization and our expectation that this initiative will contribute to increased cost savings and that we will receive financial benefits from this initiative during fiscal 2020 and beyond, and (iv) Administrative Expenses and our expectation that this initiative, which includes our new streamlined organizational and business unit structure, will drive costs out of the business and that we will receive financial benefits from this initiative during fiscal 2020 and beyond; our expectations regarding our ability to increase profitability for SYGMA; our expectations regarding our ability to leverage operating expense growth to gross profit growth; our expectations regarding our investments across Europe, including, but not limited to, the integration of Brakes France and Davigel to Sysco France, including our ability to continue to succeed in the French marketplace and our expectations regarding the ability of our overall integration and supply chain transformation to deliver the anticipated long-term benefits under our three-year plan; our ability to deliver against our strategic priorities, which we believe will provide excellent customer service and improve our overall performance; statements regarding economic trends in the United States and abroad; our expectations regarding our ability to create a more focused and agile organization to better meet the changing needs of our customers; our expectations regarding our overall effective tax rate in 2020; our expectations regarding the amount of our capital expenditures in fiscal 2020; and our expectations with respect to achieving our three-year financial targets through fiscal 2020.

The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large, long-term regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, labor issues, political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors relating to foreign trade, any or all of which could delay our receipt of product or increase our input costs. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. Competition and the impact of GPOs may reduce our margins and make it difficult for us to maintain our market share, growth rate and profitability. We may not be able to fully compensate for increases in fuel costs, and fuel hedging arrangements intended to contain fuel costs could result in above market fuel costs. Our ability to meet our long-term strategic objectives depends on our ability to grow gross profit, leverage our supply chain costs and reduce administrative costs. This will depend largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that if sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, or if we are unable to continue to accelerate local case growth, our gross margins may decline; the risk that we are unlikely to be able to predict inflation over the long term, and lower inflation is likely to produce lower gross profit; the risk that our efforts to modify truck routing, including our small truck initiative, in order to reduce outbound transportation costs may not be effective; the risk that our efforts to mitigate increases in warehouse costs may be unsuccessful; the risk that we may not be able to accelerate and/or identify additional administrative cost savings in order to compensate for any gross profit or supply chain cost leverage challenges; the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Adverse publicity about us or lack of confidence in our products could negatively impact our reputation and reduce earnings. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of significant or prolonged inflation or deflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit and the “yellow vest” protests in France against a fuel tax increase and the French government, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. A divestiture of one or more of our businesses may not provide the anticipated effects on our operations. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. Changes in applicable tax laws or regulations and the resolution of tax disputes could negatively affect our financial results. We rely on technology in our business and any cybersecurity incident, other technology disruption or delay in implementing new technology could negatively affect our business and our relationships with customers. For a discussion of additional factors impacting Sysco’s business, see our Annual Report on Form 10-K for the year ended June 29, 2019, as filed with the SEC, and our subsequent filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended
	Sep. 28, 2019	Sep. 29, 2018
Sales	$15,303,005	$15,215,279
Cost of sales	12,359,635	12,311,494

Gross profit	2,943,370	2,903,785
Operating expenses	2,275,052	2,275,645

Operating income	668,318	628,140
Interest expense	83,335	89,016
Other (income) expense, net	3,112	1,132

Earnings before income taxes	581,871	537,992
Income taxes	128,090	106,950

Net earnings	$453,781	$431,042

Net earnings:
Basic earnings per share	$0.88	$0.83
Diluted earnings per share	0.87	0.81

Average shares outstanding	513,496,296	520,856,599
Diluted shares outstanding	518,761,456	529,034,470

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Share Data)

	Sep. 28, 2019	Jun. 29, 2019
ASSETS
Current assets
Cash and cash equivalents	$455,482	$513,460
Accounts and notes receivable, less allowances of $49,443 and $28,176	4,397,005	4,181,696
Inventories	3,386,808	3,216,034
Prepaid expenses and other current assets	235,014	210,582
Income tax receivable	9,855	19,733

Total current assets	8,484,164	8,141,505
Plant and equipment at cost, less accumulated depreciation	4,493,016	4,501,705
Other long-term assets
Goodwill	3,871,722	3,896,226
Intangibles, less amortization	825,287	857,301
Deferred income taxes	98,118	80,760
Operating lease right-of-use assets, net	626,580	—
Other assets	557,688	489,025

Total other long-term assets	5,979,395	5,323,312

Total assets	$18,956,575	$17,966,522

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$3,433	$3,957
Accounts payable	4,247,276	4,314,620
Accrued expenses	1,596,925	1,729,941
Accrued income taxes	96,932	17,343
Current operating lease liabilities	102,544	—
Current maturities of long-term debt	54,361	37,322

Total current liabilities	6,101,471	6,103,183
Long-term liabilities
Long-term debt	8,637,706	8,122,058
Deferred income taxes	178,719	172,232
Long-term operating lease liabilities	545,566	—
Other long-term liabilities	1,005,337	1,031,020

Total long-term liabilities	10,367,328	9,325,310
Commitments and contingencies
Noncontrolling interest	33,028	35,426
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,490,661	1,457,419
Retained earnings	11,486,833	11,229,679
Accumulated other comprehensive loss	(1,675,430)	(1,599,729)
Treasury stock at cost, 254,310,626 and 252,297,926 shares	(9,612,491)	(9,349,941)

Total shareholders’ equity	2,454,748	2,502,603

Total liabilities and shareholders’ equity	$18,956,575	$17,966,522

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS

(In Thousands)

	13-Week Period Ended
	Sep. 28, 2019	Sep. 29, 2018
Cash flows from operating activities:
Net earnings	$453,781	$431,042
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	21,386	29,193
Depreciation and amortization	187,405	187,627
Operating lease asset amortization	26,925	—
Amortization of debt issuance and other debt-related costs	4,920	6,170
Deferred income taxes	(25,494)	(20,249)
Provision for losses on receivables	18,712	10,464
Other non-cash items	2,295	(3,695)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(236,136)	(182,233)
(Increase) in inventories	(186,331)	(229,100)
(Increase) in prepaid expenses and other current assets	(30,133)	(23,540)
(Decrease) increase in accounts payable	(38,894)	78,112
(Decrease) in accrued expenses	(92,661)	(111,309)
(Decrease) in operating lease liabilities	(30,597)	—
Increase in accrued income taxes	89,467	100,868
Decrease (increase) in other assets	3,141	(4,261)
Increase in other long-term liabilities	3,793	2,056

Net cash provided by operating activities	171,579	271,145

Cash flows from investing activities:
Additions to plant and equipment	(175,728)	(104,322)
Proceeds from sales of plant and equipment	4,902	3,839
Acquisition of businesses, net of cash acquired	(74,814)	—
Purchase of marketable securities	(4,002)	—
Proceeds from sales of marketable securities	3,018	—
Other investing activities	—	912

Net cash used for investing activities	(246,624)	(99,571)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	533,400	—
Other debt borrowings	31,789	386,142
Other debt repayments	(16,139)	(8,078)
Proceeds from stock option exercises	85,317	84,393
Treasury stock purchases	(349,314)	(204,640)
Dividends paid	(200,037)	(187,229)
Other financing activities (1)	(22,311)	(2,200)

Net cash provided by financing activities	62,705	68,388

Effect of exchange rates on cash, cash equivalents and restricted cash	(5,485)	(2,435)

Net decrease in cash and cash equivalents (2)	(17,825)	237,527
Cash, cash equivalents and restricted cash at beginning of period	532,245	715,844

Cash, cash equivalents and restricted cash at end of period	$514,420	$953,371

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$84,407	$81,392
Income taxes	70,013	70,675

(1)	Change includes cash paid for shares withheld to cover taxes, debt issuance costs and other financing activities.
(2)	Change includes restricted cash included within other assets in the Consolidated Balance Sheet.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Our discussion below and elsewhere herein of our results includes certain non-GAAP financial measures that we believe provide important perspective with respect to underlying business trends. Other than free cash flow, any non-GAAP financial measures will be denoted as adjusted measures and exclude the impact from restructuring and transformational project costs consisting of: (1) expenses associated with our various transformation initiatives; (2) severance and facility closure charges; and (3) restructuring charges.

Our results of operations for fiscal 2020 and 2019 were also impacted by the following acquisition-related items consisting of intangible amortization expense. In addition, fiscal 2019 acquisition-related items included integration costs. Sysco’s results of operations for fiscal 2020 were also impacted by changes in foreign tax rates.

The fiscal 2020 and 2019 items described above and excluded from our non-GAAP measures are collectively referred to as “Certain Items.” All acquisition-related costs in fiscal 2020 and 2019 that have been designated as Certain Items relate to the fiscal 2017 acquisition of Cucina Lux Investments Limited (the Brakes Acquisition).

Our results of our foreign operations can be impacted due to changes in exchange rates applicable in converting local currencies to U.S. dollars. We measure our International Foodservice Operations results on a constant currency basis. Constant currency operating results are calculated by translating current-period local currency operating results with the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these Certain Items provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations, facilitating comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated and that, as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Although Sysco has a history of growth through acquisitions, the Brakes Group was significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant period solely those acquisition costs specific to the Brakes Acquisition. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2020 and fiscal 2019.

The company uses these non-GAAP measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the table below, each period presented is adjusted for the impact described above. In the table below, individual components of diluted earnings per share may not add to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(Dollars in Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Sep. 28, 2019	13-Week Period Ended Sep. 29, 2018	Period Change in Dollars	Period % Change
Operating expenses (GAAP)	$2,275,052	$2,275,645	$(593)	NM
Impact of restructuring and transformational project costs (1)	(56,722)	(40,903)	(15,819)	38.7
Impact of acquisition-related costs (2)	(16,909)	(22,636)	5,727	-25.3

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,201,421	$2,212,106	$(10,685)	-0.5%

Operating income (GAAP)	$668,318	$628,140	$40,178	6.4%
Impact of restructuring and transformational project costs (1)	56,722	40,903	15,819	38.7
Impact of acquisition-related costs (2)	16,909	22,636	(5,727)	-25.3

Operating income adjusted for Certain Items (Non-GAAP)	$741,949	$691,679	$50,270	7.3%

Net earnings (GAAP)	$453,781	$431,042	$22,739	5.3%
Impact of restructuring and transformational project costs (1)	56,722	40,903	15,819	38.7
Impact of acquisition-related costs (2)	16,909	22,636	(5,727)	-25.3
Tax impact of restructuring and transformational project costs (3)	(13,921)	(10,674)	(3,247)	30.4
Tax impact of acquisition-related costs (3)	(4,149)	(4,691)	542	-11.6
Impact of French tax rate change	924	—	924	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$510,266	$479,216	$31,050	6.5%

Diluted earnings per share (GAAP)	$0.87	$0.81	$0.06	7.4%
Impact of restructuring and transformational project costs (1)	0.11	0.08	0.03	37.5
Impact of acquisition-related costs (2)	0.03	0.04	(0.01)	-25.0
Tax impact of restructuring and transformational project costs (3)	(0.03)	(0.02)	(0.01)	50.0
Tax impact of acquisition-related costs (3)	(0.01)	(0.01)	—	NM
Impact of French tax rate change	—	—	—	NM

Diluted EPS adjusted for Certain Items (Non-GAAP) (5)	$0.98	$0.91	$0.08	8.6%

Diluted shares outstanding	518,761,456	529,034,470

(1)

Fiscal 2020 includes $30 million related to restructuring, facility closure and severance charges and $27 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2019 includes $26 million related to various transformation initiative costs and $15 million related to severance, restructuring and facility closure charges.

(2)

Fiscal 2020 and fiscal 2019 include $17 million and $21 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes. Fiscal 2019 includes $1 million in integration costs.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(4)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(Dollars in Thousands)

	13-Week Period Ended Sep. 28, 2019	13-Week Period Ended Sep. 29, 2018	Change in Dollars	Period %/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$10,658,633	$10,399,411	$259,222	2.5%
Gross Profit	2,144,886	2,090,227	54,659	2.6%
Gross Margin	20.12%	20.10%		2 bps
Operating expenses (GAAP)	$1,283,480	$1,274,469	$9,011	0.7%
Impact of restructuring and transformational project costs (1)	(4,126)	—	(4,126)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,279,354	$1,274,469	$4,885	0.4%

Operating income (GAAP)	861,406	815,758	45,648	5.6%
Impact of restructuring and transformational project costs (1)	4,126	—	4,126	NM

Operating income adjusted for Certain Items (Non-GAAP)	$865,532	$815,758	$49,774	6.1%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$2,912,388	$2,920,950	$(8,562)	-0.3%
Unfavorable impact of currency fluctuations (2)	97,149	—	97,149	3.3

Comparable sales using a constant currency basis (Non-GAAP)	$3,009,537	$2,920,950	$88,587	3.0%

Gross Profit (GAAP)	$605,185	$615,505	$(10,320)	-1.7%
Unfavorable impact of currency fluctuations (2)	23,017	—	23,017	3.7

Comparable gross profit using a constant currency basis (Non-GAAP)	$628,202	$615,505	$12,697	2.1%

Gross Margin (GAAP)	20.78%	21.07%		-29 bps
Unfavorable impact of currency fluctuations (2)	0.09	—		9 bps

Comparable gross margin using a constant currency basis (Non-GAAP)	20.87%	21.07%		-20 bps

Operating expenses (GAAP)	$550,385	$548,733	$1,652	0.3%
Impact of restructuring and transformational project costs (3)	(27,272)	(6,727)	(20,545)	NM
Impact of acquisition-related costs (4)	(16,909)	(21,899)	4,990	-22.8

Operating expenses adjusted for Certain Items (Non-GAAP)	$506,204	$520,107	$(13,903)	-2.7%
Favorable impact of currency fluctuations (2)	20,687	—	20,687	4.0

Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$526,891	$520,107	$6,784	1.3%

Operating income (GAAP)	$54,800	$66,772	$(11,972)	-17.9%
Impact of restructuring and transformational project costs (3)	27,272	6,727	20,545	NM
Impact of acquisition related costs (4)	16,909	21,899	(4,990)	-22.8

Operating income adjusted for Certain Items (Non-GAAP)	$98,981	$95,398	$3,583	3.8%
Unfavorable impact of currency fluctuations (2)	2,330	—	2,330	2.4

Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$101,311	$95,398	$5,913	6.2%

SYGMA
Sales	$1,446,994	$1,621,457	$(174,463)	-10.8%
Gross Profit	125,918	129,326	(3,408)	-2.6%
Gross Margin	8.70%	7.98%		73 bps
Operating expenses (GAAP)	$118,348	$126,895	$(8,547)	-6.7%
Impact of restructuring and transformational project costs (5)	(2,585)	—	(2,585)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$115,763	$126,895	$(11,132)	-8.8%

Operating income	$7,570	$2,431	$5,139	NM
Impact of restructuring and transformational project costs (5)	2,585	—	2,585	NM

Operating income adjusted for Certain Items (Non-GAAP)	$10,155	$2,431	$7,724	NM

OTHER *
Sales	$284,990	$273,461	$11,529	4.2%
Gross Profit	71,744	71,535	209	0.3%
Gross Margin	25.17%	26.16%		-98 bps
Operating expenses	$61,607	$61,200	$407	0.7%
Operating income	10,137	10,335	(198)	-1.9%
CORPORATE
Gross Profit	$(4,363)	$(2,808)	$(1,555)	55.4%
Operating expenses (GAAP)	$261,232	$264,348	$(3,116)	-1.2%
Impact of restructuring and transformational project costs (6)	(22,739)	(34,176)	11,437	-33.5
Impact of acquisition-related costs (7)	—	(737)	737	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$238,493	$229,435	$9,058	3.9%

Operating income (GAAP)	$(265,595)	$(267,156)	$1,561	-0.6%
Impact of restructuring and transformational project costs (6)	22,739	34,176	(11,437)	-33.5
Impact of acquisition-related costs (7)	—	737	(737)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$(242,856)	$(232,243)	$(10,613)	4.6%

TOTAL SYSCO
Sales	$15,303,005	$15,215,279	$87,726	0.6%
Gross Profit	2,943,370	2,903,785	39,585	1.4%
Gross Margin	19.23%	19.08%		15 bps
Operating expenses (GAAP)	$2,275,052	$2,275,645	$(593)	NM
Impact of restructuring and transformational project costs (1) (3) (5) (6)	(56,722)	(40,903)	(15,819)	38.7
Impact of acquisition-related costs (4) (7)	(16,909)	(22,636)	5,727	-25.3

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,201,421	$2,212,106	$(10,685)	-0.5%

Operating income (GAAP)	$668,318	$628,140	$40,178	6.4%
Impact of restructuring and transformational project costs (1) (3) (5) (6)	56,722	40,903	15,819	38.7
Impact of acquisition-related costs (4) (7)	16,909	22,636	(5,727)	-25.3

Operating income adjusted for Certain Items (Non-GAAP)	$741,949	$691,679	$50,270	7.3%

*	Segment has no applicable Certain items
(1)	Includes charges related to business transformation projects.
(2)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(3)	Includes restructuring, facility closure and severance costs primarily in Europe and Canada.
(4)	Fiscal 2020 and fiscal 2019 include $17 million and $21 million, respectively, related to intangible amortization expense from the Brakes Acquisition.
(5)	Includes charges related to facility closures and other restructuring charges.
(6)	Fiscal 2020 and fiscal 2019 include various transformation initiative costs, primarily consisting of changes to our business technology strategy and severance charges related to restructuring.
(7)	Fiscal 2019 included $1 million in integration costs from the Brakes Acquisition.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	13-Week Period Ended Sep. 28, 2019	13-Week Period Ended Sep. 29, 2018	13-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$171,579	$271,145	$(99,566)
Additions to plant and equipment	(175,728)	(104,322)	(71,406)
Proceeds from sales of plant and equipment	4,902	3,839	1,063

Free Cash Flow (Non-GAAP)	$753	$170,662	$(169,909)